UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 8, 2017

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2017, Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into Amendment No. 2 to Amended and Restated Credit Agreement (the “Amendment”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which amends that certain Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, by and among the Company, the lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Amendment, among other things, provides for the grant of a security interest by the Company and the subsidiary guarantors in substantially all of their personal property pursuant to a Pledge and Security Agreement, dated as of February 8, 2017 (the Security Agreement”), by and among the Company, the subsidiary guarantors party thereto and the Administrative Agent, to secure the obligations under the Credit Agreement. The Amendment also increases the maximum total leverage ratio from 4.50 to 1.00 to 5.00 to1.00 and permits the Company, at its option in connection with certain acquisitions and subject to the terms and conditions provided in the Amendment, to increase the maximum ratio permitted thereunder to 5.50 to 1.00 for a period of four consecutive fiscal quarters, with a step down to 5.25 to 1.00 for a period of three consecutive fiscal quarters. The Company may utilize this increase option only one time during the term of the Credit Agreement. In addition, the maximum senior leverage ratio was increased from 3.00 to 1.00 to 3.50 to 1.00.

The Amendment amends the existing increase option, permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders for them to provide additional commitments (which commitments may be for revolving loans or term loans) up to an amount such that, after giving effect to any such increase, the senior leverage ratio is equal to or less than 2.50 to 1.00. The Amendment also permits the prepayment or repurchase of a portion of the Company’s 2.125% Junior Subordinated Convertible Debentures due 2037 with proceeds from the issuance of convertible junior subordinated notes due 2037, subject to certain conditions.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Agreement were previously disclosed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 4, 2015 and December 7, 2015, and are incorporated herein by reference.

The foregoing description of the Amendment and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the Security Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

On February 8, 2017, the Company issued a press release announcing its intention to offer convertible senior subordinated notes due 2027 and convertible junior subordinated notes due 2037 in an aggregate principal amount of $2.0 billion in a private placement transaction to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Credit Agreement, dated as of February 8, 2017, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Pledge and Security Agreement, dated as of February 8, 2017, by and among Microchip Technology Incorporated, the other grantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release, dated February 8, 2017, announcing offering of convertible notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: February 8, 2017

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Credit Agreement, dated as of February 8, 2017, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Pledge and Security Agreement, dated as of February 8, 2017, by and among Microchip Technology Incorporated, the other grantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release, dated February 8, 2017, announcing offering of convertible notes.